Exhibit 10.11

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”), is made as of November 12, 2024, by and among Metsera, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto under the heading “Investors”, each of which is referred to in this Agreement as an “Investor”, and Validae Health, L.P. (“PHP”, and together with the Investors, the “Stockholders”).

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series Seed Preferred Stock, shares of Series A Preferred Stock, shares of Series A-1 Preferred Stock and/or shares of Common Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investor Rights Agreement dated as of August 1, 2024, by and among the Company, such Existing Investors and PHP (the “Prior Agreement”); and

WHEREAS, (a) Section 6.6 of the Prior Agreement provides that the Prior Agreement may be amended with the written consent of (i) the Company and (ii) the holders of a majority of the Registrable Securities then outstanding and (b) the undersigned parties include such parties required to amend and restate the Prior Agreement.

NOW, THEREFORE, the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Alpha Wave” means Alpha Wave Ventures II, LP.

1.3 “ARCH” means ARCH Venture Fund XII, L.P.

1.4 “Board of Directors” means the board of directors of the Company.

1.5 “Brightstar” means Brightstar Associates LLC.

1.6 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.7 “Common Stock” means shares of the Company’s common stock, par value $0.00001 per share.

1.8 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the development and discovery of drugs related to the treatment of NASH, diabetes or obesity, but shall not include (a) any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor or (b) ARCH, GV, Exor, Newpath, Mubadala, F-Prime, PHP, Platinum Falcon, SoftBank, Brightstar, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus or any of their respective Affiliates (excluding any Affiliates of such Investors that are portfolio companies in which such Investor directly or indirectly holds capital stock for investment purposes).

1.9 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10 “Deep Track” means Deep Track Biotechnology Master Fund, Ltd.

1.11 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.12 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.13 “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.15 “Excluded Registration” means (a) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration relating to an IPO on Form S-1 that is filed with the SEC prior to December 31, 2025; (d) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (e) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.16 “Exor” means Exor Ventures, LP.

1.17 “Fidelity” means Fidelity Management & Research Company LLC or any successor or affiliated investment adviser to the Fidelity Investors.

1.18 “Fidelity Investors” shall mean the Investors advised or sub-advised by Fidelity.

1.19 “FOIA Party” means a Person that, in the determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.20 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.21 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.22 “F-Prime” means F-Prime Capital Partners Life Sciences Fund VIII LP.

1.23 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.24 “GV” means GV 2023, L.P.

1.25 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.26 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.27 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.28 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.29 “Janus” means Janus Henderson Biotech Innovation Master Fund Limited.

1.30 “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 6,999,999 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (ii) Wellington, for so long as Wellington, individually or together with its Affiliates, holds any shares of Registrable Securities, (iii) Venrock, for so long as Venrock, individually or together with its Affiliates, holds any shares of Registrable Securities, (iv) each Fidelity Investor, for so long as such Fidelity Investor, individually or together with its Affiliates, holds any shares of Registrable Securities, (v) each T. Rowe Price Investor, for so long as such T. Rowe Price Investor, individually or together with its Affiliates, holds any shares of Registrable Securities and (vi) Janus, for so long as Janus, individually or together with its Affiliates, holds any shares of Registrable Securities.

1.31 “Major Stockholder” means each Major Investor and PHP.

1.32 “Mubadala” means MC Longevity, LP.

1.33 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.34 “Newpath” means, collectively, Newpath Partners II, L.P. and Newpath Partners III, L.P.

1.35 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.36 “Platinum Falcon” means Platinum Falcon B 2018 RSC Limited.

1.37 “Preferred Director” means any director of the Company that the holders of record of Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.38 “Preferred Stock” means, collectively, the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

1.39 “RA Capital” means, collectively, RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund III, L.P.

1.40 “Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of the Preferred Stock; (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) and (b) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.41 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.42 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.43 “SEC” means the Securities and Exchange Commission.

1.44 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.45 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.46 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.47 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as defined below) borne and paid by the Company as provided in Section 2.6.

1.48 “Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.00001 per share.

1.49 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

1.50 “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.

1.51 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.

1.52 “SoftBank” means SVF II US Aggregator (DE) LLC.

1.53 “SymBiosis” means SymBiosis II, LLC.

1.54 “T. Rowe Price” means T. Rowe Price Associates, Inc., T. Rowe Price Investment Management, Inc. or any successor or affiliated investment adviser to the T. Rowe Price Investors.

1.55 “T. Rowe Price Investors” means the Investors advised or sub-advised by T. Rowe Price.

1.56 “Venrock” means collectively, Venrock Healthcare Capital Partners EG, L.P., Venrock Healthcare Capital Partners III, L.P, and VHCP Co-Investment Holdings III, LLC.

1.57 “Viking” means collectively, Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP.

1.58 “Wellington” means Wellington Biomedical Innovation Master Investors (Cayman) II L.P.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the date that is one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding having an aggregate offering price, net of Selling Expenses, of at least fifteen (15) million dollars, then the Company shall: (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least five (5) million dollars, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (A) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected two (2) registrations pursuant to Section 2.1(b). A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 per registration, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel, accountants and investment advisers for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days): (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11: (i) shall apply only to the IPO, (ii) shall not apply to (A) the sale of any shares to an underwriter pursuant to an underwriting agreement, (B) the establishment of a trading plan pursuant to Rule 10b5-1 (provided that such plan does not permit transfers during the restricted period) or (C) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder (provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; and provided further that any such transfer shall not involve a disposition for value); and (iii) shall be applicable to the Holders only if all officers and directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters with respect to any of the securities of any Holder, officer, director or greater than 1% stockholder shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements; provided that the foregoing shall not apply to any waiver or termination (x) that in the aggregate involves shares representing less than 1% of the Company’s then-outstanding capital stock or (y) that is in connection with a disposition for no consideration in which the transferee agrees in writing to be bound by the terms of such agreement.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter: (A) in any transaction in compliance with SEC Rule 144; or (B) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, other than in connection with a transaction in compliance with SEC Rule 144 following the IPO, each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act and the Company will use commercially reasonable efforts to cause any such legend to be removed.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate, as to such Holder, upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2;

(b) such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three (3)-month period without registration (and without the requirement for the Company to be in compliance with the current public information required under subsection (c)(1) of SEC Rule 144); and

(c) the fifth (5th) anniversary of the IPO (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to this Section 2 that remain in effect as of the fifth (5th) anniversary of the consummation of the IPO).

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Stockholder, provided that the Board of Directors has not reasonably determined that such Major Stockholder is a Competitor of the Company:

(a) as soon as practicable, but in any event within (A) one hundred eighty (180) days after the end of the Company’s fiscal year ending December 31, 2024 and (B) one hundred twenty (120) days after the end of each fiscal year of the Company thereafter, (i) a balance sheet as of the end of such year, (ii) statements of income and cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the annual budget of the Company approved by the Board of Directors, including at least one Preferred Director (the “Budget”), for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such fiscal year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company beginning with the fourth quarter of the fiscal year ending December 31, 2024, (i) an unaudited balance sheet as of the end of such fiscal quarter, (ii) unaudited statements of income and cash flows for such fiscal quarter and (iii) a statement of stockholders’ equity as of the end of such fiscal quarter; all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Stockholders to calculate their respective percentage equity ownership in the Company; and

(d) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Stockholder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Stockholder (provided that the Board of Directors has not reasonably determined that such Major Stockholder is a Competitor of the Company), at such Major Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as Venrock owns not less than 50% of the shares of the Series B Preferred Stock it is purchasing under the Purchase Agreement or an equivalent amount of Common Stock issued upon conversion thereof (as adjusted for stock splits, stock combinations, stock dividends and the like), upon written request by Venrock to the Company, the Company shall invite a representative of such Investor acceptable to the Company to attend all meetings of the Board of Directors (and any committee thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or highly confidential information, create a conflict of interest or for other similar reasons.

(b) As long as Wellington owns not less than 50% of the shares of the Series B Preferred Stock it is purchasing under the Purchase Agreement or an equivalent amount of Common Stock issued upon conversion thereof (as adjusted for stock splits, stock combinations, stock dividends and the like), upon written request by Wellington to the Company, the Company shall invite a representative of such Investor acceptable to the Company to attend all meetings of the Board of Directors (and any committee thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or highly confidential information, create a conflict of interest or for other similar reasons.

3.4 Termination of Information Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect upon the earliest to occur of (a) immediately before the consummation of the IPO, (b) when the Company or its ultimate parent first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, and (c) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first; provided, that, with respect to clause (c), the covenants set forth in Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.5 Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.6 Waiver of Statutory Information Rights. Each Stockholder hereby acknowledges and agrees that until the consummation of the IPO, such Stockholder shall hereby be deemed to have unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of such Stockholder and all beneficial owners of the shares of Common Stock or Preferred Stock owned by such Stockholder (a “Beneficial Owner”), waived any rights such Stockholder or a Beneficial Owner might otherwise have had under Section 220 of the Delaware General Corporation Law (or under similar rights under other applicable law) to inspect for any proper purpose and to make copies and extracts from the Company’s stock ledger, a list of its stockholders and its other books and records or the books and records of any subsidiary. This waiver applies only in such Stockholder’s capacity as a stockholder and does not affect any other information and inspection rights such Stockholder may expressly have pursuant to Sections 3.1 and 3.2 of this Agreement. Each Stockholder hereby further warrants and represents that such Stockholder has reviewed this waiver with its legal counsel, and that such Stockholder knowingly and voluntarily waives its rights otherwise provided by Section 220 of the Delaware General Corporation Law (or under similar rights under other applicable law).

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (a) itself, (b) its Affiliates and (c) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (i) is not a Competitor of the Company or a FOIA Party (unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors), (ii) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and (iii) agrees to enter into this Agreement and each of the Second Amended and Restated Voting Agreement of even date herewith among the Company, the Investors and the other parties named therein (the “Voting Agreement”) and the Second Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor of the Company or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof).

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Purchase Agreement.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (a) immediately before the consummation of the IPO, (b) when the Company or its ultimate parent first becomes subject to the periodic reporting requirements of Section 12(g) or Section 15(g) of the Exchange Act; and (c) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2 Employee Agreements. Unless otherwise approved by the Board of Directors, the Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, proprietary rights assignment and non-solicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months and (b) a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval of the Board of Directors, including the approval of at least one (1) then-seated Preferred Director, the Company (x) shall not offer or allow any acceleration of vesting, except standard “double-trigger” acceleration of vesting upon a change of control of the Company with respect to executive-level employees, and (y) shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.3. In addition, unless otherwise approved by the Board of Directors, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect a Preferred Director and at least one (1) such seat is filled, the Company hereby covenants and agrees with each of the Stockholders that it shall not, without approval of the Board of Directors, which approval must include at least one (1) Preferred Director:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity valued at greater than $2,000,000, unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness in excess of $2,000,000, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) incur any aggregate indebtedness in excess of $5,000,000 that is not already included in the Budget, other than trade credit incurred in the ordinary course of business;

(f) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers, except that any such actions may be taken upon the approval of an authorized committee of the Board of Directors, which approval must include the affirmative vote of at least one (1) of the Preferred Directors;

(g) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h) sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(i) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $2,000,000.

5.5 Board Matters. The Company shall reimburse nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by one (1) or more Stockholders may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Stockholders and certain of their Affiliates (collectively, the “Stockholder Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Stockholder Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Stockholder Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (together with their respective Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (or any of their respective Affiliates) from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (together with their respective Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (a) the investment by each of ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (and any of their respective Affiliates) in any entity competitive with the Company, or (b) actions taken by any partner, officer, employee or other representative of ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (or any of their respective Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (i) ARCH, GV, Exor, Newpath, Mubadala, F-Prime, SoftBank, Brightstar, Platinum Falcon, SymBiosis, Venrock, Alpha Wave, Wellington, RA Capital, Viking, Deep Track, Janus and PHP (or any of their respective Affiliates) from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (ii) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement), the reasonable fees and disbursements, not to exceed $100,000 in the aggregate, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.10 Anti-Harassment Policy. The Company shall maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy may be reviewed and amended by the Board of Directors from time to time.

5.11 Cybersecurity. The Company shall use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards (“Cybersecurity Solutions”) designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall use commercially reasonable efforts to ensure that the Cybersecurity Solutions

(x) are up-to-date and include industry-standard protections (e.g., antivirus, endpoint detection and response and threat hunting), (y) to the extent determined necessary by the Company or the Board of Directors, are backed by a breach prevention warranty from the vendor certifying the effectiveness of such solutions, and (z) require the vendors to notify the Company of any security incidents posing a risk to the Company’s information (regardless of whether information was actually compromised). The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.

5.12 CFIUS and Foreign Person Limitations.

(a) Unless otherwise approved by the Board of Directors, the Company will not provide to either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights (a “Foreign Person”) any DPA Triggering Rights. No Investor who is a Foreign Person shall be permitted to obtain any DPA Triggering Rights or a voting equity interest in the Company that exceeds nine and nine-tenths percent (9.9%) of the Company’s total voting securities pursuant to the Purchase Agreement, Section 4 of this Agreement, or otherwise, including by way of any secondary transaction(s), without the approval of the Board of Directors.

(b) Each Investor covenants that it will notify the Company in advance of permitting any Foreign Person affiliated with Investor, whether affiliated as a limited partner or otherwise, to obtain through Investor any DPA Triggering Rights.

5.13 Cash Management Policy. The Company shall maintain in effect a cash management policy governing maintenance of the Company’s cash accounts at financial institutions. Such policy may be reviewed and amended by the Board of Directors from time to time.

5.14 Termination of Covenants. The covenants set forth in this Section 5, except for Sections 5.6 and 5.7, shall terminate and be of no further force or effect upon the earliest to occur of (a) immediately before the consummation of the IPO; (b) when the Company or its ultimate parent first becomes subject to the periodic reporting requirements of Section 12(g) or Section 15(g) of the Exchange Act; and (c) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (c) after such transfer, together with its Affiliates, would either (i) be a Major Investor or (ii) hold 100% of such transferring Holder’s Registrable Securities; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate or stockholder of a Holder; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Latham & Watkins LLP, 200 Clarendon Street, Boston Massachusetts 02116, Attention: Peter N. Handrinos.

(b) Consent to Electronic Notice. Each Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Stockholder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Stockholder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers.

(a) This Agreement may be amended, modified or terminated (in addition to the termination provisions of Section 2.13, Section 3.4, Section 4.2 or Section 5.14), and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively), only with the written consent of (i) the Company and (ii) the holders of a majority of the Registrable Securities then outstanding.

(b) Notwithstanding the foregoing:

(i) this Agreement may not be amended, modified or terminated, and the observance of any term hereof may not be waived, with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, modification, termination, or waiver applies to all Stockholders in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Stockholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Stockholders may nonetheless, by agreement with the Company, purchase securities in such transaction);

(ii) Section 3.1, Section 3.2, and Section 3.4, and any other section of this Agreement applicable to the Major Stockholders (including this Section 6.6(b)(ii)) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of a majority of the Registrable Securities and Common Stock (without duplication, voting together as a separate class) then outstanding and held by the Major Stockholders;

(iii) Section 4 and any other section of this Agreement applicable to the Major Investors (including this Section 6.6(b)(iii)) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors;

(iv) Section 1.3, Section 1.8, Section 1.29, Section 5.8, and this Section 6.6(b)(iv) may not be amended, modified, terminated or waived without the written consent of ARCH;

(v) Section 1.24, Section 1.8 and Section 5.8, with respect to GV, and this Section 6.6(b)(v) may be amended, modified, terminated or waived with only the written consent of GV;

(vi) Section 1.16, Section 1.8 and Section 5.8, with respect to Exor, and this Section 6.6(b)(vi) may be amended, modified, terminated or waived with only the written consent of Exor;

(vii) Section 1.34, Section 1.8 and Section 5.8, with respect to Newpath, and this Section 6.6(b)(vii) may be amended, modified, terminated or waived with only the written consent of Newpath;

(viii) Section 1.32, Section 1.8 and Section 5.8, with respect to Mubadala, and this Section 6.6(b)(viii) may be amended, modified, terminated or waived with only the written consent of Mubadala;

(ix) Section 1.22, Section 1.8 and Section 5.8, with respect to F-Prime, and this Section 6.6(b)(ix) may be amended, modified, terminated or waived with only the written consent of F-Prime;

(x) Section 1.5, Section 1.8 and Section 5.8, with respect to Brightstar, and this Section 6.6(b)(x) may be amended, modified, terminated or waived with only the written consent of Brightstar;

(xi) Section 1.36, Section 1.8 and Section 5.8, with respect to Platinum Falcon, and this Section 6.6(b)(xi) may be amended, modified, terminated or waived with only the written consent of Platinum Falcon;

(xii) Section 1.52, Section 1.8 and Section 5.8, with respect to SoftBank, and this Section 6.6(b)(xii) may be amended, modified, terminated or waived with only the written consent of SoftBank;

(xiii) Section 1.53, Section 1.8 and Section 5.8, with respect to SymBiosis, and this Section 6.6(b)(xiii) may be amended, modified, terminated or waived with only the written consent of SymBiosis;

(xiv) Section 1.54, Section 1.8, Section 1.30(iii), Section 3.3(a) and Section 5.8, with respect to Venrock, and this Section 6.6(b)(xiv) may be amended, modified, terminated or waived with only the written consent of Venrock, and Sections 3.1 and 3.2 may not be amended, modified, terminated or waived in a manner adverse to Venrock without the written consent of Venrock;

(xv) Section 1.2, Section 1.8 and Section 5.8, with respect to Alpha Wave, and this Section 6.6(b)(xv) may be amended, modified, terminated or waived with only the written consent of Alpha Wave;

(xvi) Section 1.58, Section 1.8, Section 1.30(ii), Section 3.3(b) and Section 5.8, with respect to Wellington, and this Section 6.6(b)(xvi) may be amended, modified, terminated or waived with only the written consent of Wellington, and Sections 3.1 and 3.2 may not be amended, modified, terminated or waived in a manner adverse to Wellington without the written consent of Wellington;

(xvii) Section 1.39, Section 1.8 and Section 5.8, with respect to RA Capital, and this Section 6.6(b)(xvii) may be amended, modified, terminated or waived with only the written consent of RA Capital;

(xviii) Section 1.57, Section 1.8 and Section 5.8, with respect to Viking, and this Section 6.6(b)(xviii) may be amended, modified, terminated or waived with only the written consent of Viking;

(xix) Section 1.10, Section 1.8 and Section 5.8, with respect to Deep Track, and this Section 6.6(b)(xix) may be amended, modified, terminated or waived with only the written consent of Deep Track;

(xx) Section 1.29, Section 1.8, Section 1.30(vi) and Section 5.8, with respect to Janus, and this Section 6.6(b)(xx) may be amended, modified, terminated or waived with only the written consent of Janus;

(xxi) Section 1.17, Section 1.18 and Section 1.30(iv), and this Section 6.6(b)(xxi) may be amended, modified, terminated or waived with only the written consent of Fidelity Investors holding a majority of the Registrable Securities held by the Fidelity Investors;

(xxii) Section 1.54, Section 1.55 and Section 1.30(v), and this Section 6.6(b)(xxii) may be amended, modified, terminated or waived with only the written consent of T. Rowe Price Investors holding a majority of the Registrable Securities held by the T. Rowe Price Investors;

(xxiii) Schedule A hereto may be amended by the Company from time to time without the consent of the other parties hereto to add information regarding permitted additional parties hereto or permitted transferees or assignees hereunder (including pursuant to Section 2.12, Section 6.1 or Section 6.9);

(xxiv) the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and

(xxv) any provision hereof may be waived by a waiving party on such party’s own behalf, without the consent of any other party.

(c) (i) The Company shall give prompt written notice of any amendment, modification or termination hereof, or waiver hereunder, to any party hereto that did not consent in writing thereto. (ii) Any amendment, modification, termination, or waiver effected in accordance with the terms hereof shall be binding upon each party hereto and all of such party’s respective successors and permitted assigns, whether or not such party, successor or assignee entered into, approved of or consented to such amendment, modification, termination or waiver. (iii) For purposes of this Section 6.6, the requirement of a written instrument may be satisfied in the form of an action by written consent of the stockholders circulated by the Company and executed by the stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement. (iv) No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement; Effectiveness. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force and effect. This Agreement (including any Schedules hereto) together with the other Transaction Agreements (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

METSERA, INC.

By:	/s/ Christoper Whitten Bernard
Name: Christopher Whitten Bernard
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

MAJOR STOCKHOLDER:

VALIDAE HEALTH, L.P.

By:	/s/ Christoper Cox
Name: Christopher Cox
Title: Managing Partner

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

ALPHA WAVE VENTURES II, LP

By: ALPHA WAVE VENTURES GP, LTD, its general partner

By:	/s/ Cathy Weist
Name: Cathy Weist
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

BRIGHTSTAR ASSOCIATES LLC

By:	/s/ Greg Hamilton
Name: Greg Hamilton
Title: Manager

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

ARCH VENTURE FUND XII, L.P.

By: ARCH Venture Partners XII, L.P.
Its: General Partner

By: ARCH Venture Partners XII, LLC
Its: General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

ARCH VENTURE FUND XIII, L.P.

By: ARCH Venture Partners XIII, L.P.
Its: General Partner

By: ARCH Venture Partners XIII, LLC
Its: General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

EXOR VENTURES, LP

By:	/s/ Noam Ohana
Name: Noam Ohana
Title: Managing Partner

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

F-PRIME CAPITAL PARTNERS LIFE SCIENCES FUND VIII LP

By: F-Prime Capital Partners Life Sciences Advisors Fund VIII LP, its general partner

By: Impresa Holdings LLC, its general partner

By: Impresa Management LLC, its managing member

By:	/s/ Carolyn Haley
Name: Carolyn Haley
Title: Vice President

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

GV 2023, L.P.

By: GV 2023 GP, L.P., its General Partner

By: GV 2023 GP, L.L.C., its General Partner

By:	/s/ Inga Goldbard
Name: Inga Goldbard
Title: General Counsel

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

MC LONGEVITY, LP

Acting by its general partner,

MC LONGEVITY GP, LP

In turn acting by its general partner,

MC LONGEVITY GP, LLC

By:	/s/ Rodney Cannon
Name: Rodney Cannon
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

NEWPATH PARTNERS II, L.P.

By: Newpath Partners GP II, L.P., its general partner

By: Newpath Partners GP II, LLC, its general partner

By:	/s/ Thomas Cahill
Name: Thomas Cahill
Title: Managing Partner

NEWPATH PARTNERS III, L.P.

By: Newpath Partners GP III, L.P., its general partner

By: Newpath Partners GP III, LLC, its general partner

By:	/s/ Thomas Cahill
Name: Thomas Cahill
Title: Managing Partner

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

PLATINUM FALCON B 2018 RSC LIMITED

By:	/s/ Ahmed Alneyadi
Name: Ahmed Alneyadi
Title: Director

By:	/s/ Mohamed AlMazrouei
Name: Mohamed AlMazrouei
Title: Director

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

SVF II US AGGREGATOR (DE) LLC

By:	/s/ Jonathan Duckles
Name: Jonathan Duckles
Title: Director

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

SYMBIOSIS II, LLC

By:	/s/ Chidozie Ugwumba
Name: Chidozie Ugwumba
Title: Managing Partner

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

VENROCK HEALTHCARE CAPITAL PARTNERS EG, L.P.

By: VHCP Management EG, LLC, its general partner

By:	/s/ Sherman Southern
Authorized Signatory

VENROCK HEALTHCARE CAPITAL PARTNERS III, L.P.

By: VHCP Management III, LLC, its general partner

By: VR Adviser, LLC, its manager

By:	/s/ Sherman Southern
Authorized Signatory

VHCP CO-INVESTMENT HOLDINGS III, LLC

By: VHCP Management III, LLC, its general partner

By: VR Adviser, LLC, its manager

By:	/s/ Sherman Southern
Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

By:	/s/ David Kroin
Name: David Kroin
Title: Director

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name: Rajeev Shah
Title: Manager

RA CAPITAL NEXUS FUND III, L.P.

By: RA Capital Nexus Fund III GP, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name: Rajeev Shah
Title: Manager

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

VIKING GLOBAL OPPORTUNITIES
ILLIQUID INVESTMENTS SUB-
MASTER LP

By: Viking Global Opportunities Portfolio
GP LLC, its general partner

By:	/s/ Mathew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

VIKING GLOBAL OPPORTUNITIES
DRAWDOWN (AGGREGATOR) LP

By: Viking Global Opportunities Drawdown
Portfolio GP LLC, its general partner

By:	/s/ Mathew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

WELLINGTON BIOMEDICAL INNOVATION MASTER INVESTORS (CAYMAN) II L.P.
By: Wellington Management Company LLP, as investment adviser

By:	/s/ Peter N. McIsaac
Name: Peter N. McIsaac
Title: Managing Director & Counsel

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE HEALTH SCIENCES FUND, INC.
TD MUTUAL FUNDS - TD HEALTH SCIENCES FUND
T. ROWE PRICE HEALTH SCIENCES PORTFOLIO

Each account, severally and not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek
Name: Andrew Baek
Title: Vice President

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE SMALL-CAP STOCK FUND, INC.
T. ROWE PRICE INSTITUTIONAL SMALL-CAP STOCK FUND
T. ROWE PRICE SPECTRUM CONSERVATIVE ALLOCATION FUND
T. ROWE PRICE SPECTRUM MODERATE ALLOCATION FUND
T. ROWE PRICE SPECTRUM MODERATE GROWTH ALLOCATION FUND
T. ROWE PRICE MODERATE ALLOCATION PORTFOLIO
T. ROWE PRICE U.S. SMALL-CAP CORE EQUITY TRUST
U.S. SMALL-CAP STOCK TRUST
TD MUTUAL FUNDS - TD U.S. SMALL-CAP EQUITY FUND
COSTCO 401(K) RETIREMENT PLAN

Each account, severally and not jointly

By: T. Rowe Price Investment Management, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek
Name: Andrew Baek
Title: Vice President

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

By: Janus Henderson Investors US LLC, its investment advisor

By:	/s/ Daniel S. Lyons
Name: Daniel S. Lyons
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

FIDELITY SELECT PORTFOLIOS: PHARMACEUTICALS PORTFOLIO

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

FIDELITY SELECT PORTFOLIOS: BIOTECHNOLOGY PORTFOLIO

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY SERIES GROWTH COMPANY FUND

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY GROWTH COMPANY FUND

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

FIDELITY GROWTH COMPANY COMMINGLED POOL
By: Fidelity Management Trust Company, as Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

FIDELITY MT. VERNON STREET TRUST : FIDELITY GROWTH COMPANY K6 FUND

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

SCHEDULE A

INVESTORS

Name and Address

Alpha Wave Ventures II, LP

Maples Corporate Services, PO Box 309,

Ugland House, Grand Cayman KY1-1104

Attention: Cathy Weist

with copies (which will not constitute notice and shall necessarily include copies by email) to:

Name: Alpha Wave Global LP

Address: 667 Madison Avenue, 19th Floor,

New York, NY 10065, USA

Attention: Cathy Weist, Co-COO and General Counsel

Brightstar Associates LLC 300 W. 11th Street Kansas City, MO 64105

ARCH Venture Fund XII, L.P. c/o ARCH Venture Partners 8755 W. Higgins Rd., Suite 1025 Chicago, IL 60631 Attention: Mark McDonnell; Jason Doren

ARCH Venture Fund XIII, L.P. c/o ARCH Venture Partners 8755 W. Higgins Rd., Suite 1025 Chicago, IL 60631 Attention: Mark McDonnell; Jason Doren

Deep Track Biotechnology Master Fund, Ltd. 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830

Exor Ventures, LP 300 Carnegie Center Drive, Suite 200 Princeton, NJ 08540

[Schedule of Stockholders]

F-Prime Capital Partners Life Sciences Fund VIII LP c/o F-Prime Capital One Main Street, 13th Floor Cambridge, MA 02142 Attn: Carolyn Haley, Chief Operating Officer

Fidelity Select Portfolios: Pharmaceuticals Portfolio Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Fidelity Select Portfolios: Biotechnology Portfolio Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund BNY Mellon PO Box 392002 Pittsburgh PA 15230

Fidelity Growth Company Commingled Pool Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund BNY Mellon PO Box 392002 Pittsburgh PA 15230

[Schedule of Stockholders]

GV 2023, L.P. 1600 Amphitheatre Parkway Mountain View, CA 94043

Janus Henderson Biotech Innovation Master Fund Limited c/o Janus Henderson Investors US LLC 151 Detroit Street Denver, CO 80206 Attn: Andrew Acker, Angela Morton and Maria Rowland

MC Longevity, LP 415 Mission Street, Suite 5550 San Francisco, CA 94105

Newpath Partners II, L.P. 800 Boylston St., Suite 2222 Boston, MA 02199

Newpath Partners III, L.P. 800 Boylston St., Suite 2222 Boston, MA 02199

Platinum Falcon B 2018 RSC Limited Level 26, Al Khatem Tower Abu Dhabi Global Market Square PO Box 25643 Al Maryah Island, Abu Dhabi United Arab Emirates

RA Capital Healthcare Fund, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

RA Capital Nexus Fund III, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

[Schedule of Stockholders]

SVF II US Aggregator (DE) LLC c/o SB Global Advisers Limited 69 Grosvenor Street London, W1K 3JP c/o SB Investment Advisers (US), Inc. 300 El Camino Real Menlo Park, CA 94025

SymBiosis II, LLC

609 SW 8th Street, Suite 510

Bentonville, Arkansas

With a copy to (which shall not constitute notice):

Stinson LLP

1201 Walnut St., Suite 2900

Kansas City, MO 64106

Attention: Jack Bowling

T. Rowe Price Health Sciences Fund, Inc. T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

TD Mutual Funds - TD Health Sciences Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Health Sciences Portfolio T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Small-Cap Stock Fund, Inc. T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Institutional Small-Cap Stock Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

[Schedule of Stockholders]

T. Rowe Price Spectrum Conservative Allocation Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Spectrum Moderate Allocation Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Spectrum Moderate Growth Allocation Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Moderate Allocation Portfolio T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

T. Rowe Price U.S. Small-Cap Core Equity Trust T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

U.S. Small-Cap Stock Trust T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

TD Mutual Funds - TD U.S. Small-Cap Equity Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

Costco 401(k) Retirement Plan T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

Venrock Healthcare Capital Partners EG, L.P. 7 Bryant Park, 23rd Floor New York, NY 10018

Venrock Healthcare Capital Partners III, L.P. 7 Bryant Park, 23rd Floor New York, NY 10018

[Schedule of Stockholders]

VHCP Co-Investment Holdings III, LLC 7 Bryant Park, 23rd Floor New York, NY 10018

Viking Global Opportunities Illiquid Investments Sub-Master LP c/o Viking Global Investors LP 600 Washington Blvd. Floor 11 Stamford, CT 06901

Viking Global Opportunities Drawdown (Aggregator) LP c/o Viking Global Investors LP 600 Washington Blvd. Floor 11 Stamford, CT 06901

Wellington Biomedical Innovation Master Investors (Cayman) II L.P. c/o Wellington Management Company LLP Legal and Compliance 280 Congress Street Boston, MA 02210

[Schedule of Stockholders]

PHP

Name and Address

Validae Health, L.P. c/o Population Health Partners, L.P. 1200 Morris Turnpike, Suite 3005 Short Hills, NJ 07078 Attention: Christopher Cox

[Schedule of Stockholders]